[LETTERHEAD OF DELOITTE & TOUCHE LLP]

July 21, 1999

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of FINOVA Capital Corporation dated July 15, 1999 and we agree with the comments in the first sentence of the first paragraph and with the third paragraph. We have no basis to agree or disagree with the comments in the second, third and fourth sentences of the first paragraph or with the second paragraph.

Very truly,

/s/ Deloitte & Touche LLP